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            SECOND AMENDED SUPPLEMENTAL ANNUAL BENEFIT DETERMINATION
                   PURSUANT TO THE VF CORPORATION AMENDED AND
                RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


ARTICLE I.       PURPOSE

The purpose of this Second Amended Supplemental Annual Benefit Determination (the "Determination") is to provide to designated Participants a Supplemental Pension under the VF Corporation Amended and Restated Supplemental Executive Retirement Plan (the "SERP").


ARTICLE II.      DEFINITIONS

As used herein, words and phrases shall have such meanings as are set forth in the SERP, the VF Corporation Pension Plan ("Pension Plan"), and those agreements between the Corporation and certain Executives of the Corporation providing for severance benefits upon employment termination in connection with a "change in control" of the Corporation (the "Change in Control Agreements"). "Committee" shall mean the Organization and Compensation Committee of the Board of Directors of VF Corporation.


ARTICLE III.     ELIGIBILITY FOR BENEFITS

The Supplemental Pension shall be payable to the Participant if his employment terminates by reason of: 1) retirement on his Normal Retirement Date, 2) Early Retirement approved by the Committee, 3) involuntary termination without Cause,
4) termination for Good Reason following a change in control of the Corporation or 5) death while an Employee.


ARTICLE IV.      SUPPLEMENTAL PENSION BENEFITS

                 4.01 Normal Retirement: The Supplemental Pension payable at Normal or Late Retirement shall be equal to:

                 (a) The Normal Retirement Benefit otherwise payable to the Participant under the Pension Plan based upon 25 Years of Credit without reduction for any maximum contribution, benefit or compensation limitations imposed by ERISA or the Code on the Corporation and including in the Normal Retirement Benefit calculation any compensation deferred by Participant. The Participant's "Average Annual Compensation" for Supplemental Pension calculation purposes shall mean the average of the highest

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                          three years of the full amount of the
                          Participant's salary and bonus compensation for the five-year period preceding his Retirement Date.

                 (b) The Supplemental Pension set forth in Section 4.01(a) shall be reduced by any benefits payable to the Participant under all other qualified and non-qualified retirement plans, including without limitation the Pension Plan and the retirement plan(s) of former employer(s). For this purpose, "retirement plan" shall not include the VF Corporation Tax-Advantaged Savings Plan or any other savings or thrift plan of the Corporation or any former employer(s).

                 4.02 Early Retirement: No Supplemental Pension shall be payable with respect to a Participant's Early Retirement unless the Committee approves benefit payments hereunder in connection with such Early Retirement. If so approved, the Supplemental Pension payable at Early Retirement shall commence at the Participant's Retirement Date and be equal to the benefit provided by Section 4.01 above, multiplied by a fraction to reflect termination of employment prior to Normal Retirement Date and further reduced to reflect commencement of payments prior to age 65. The numerator of the pre-Normal Retirement Date termination fraction shall be 26 less the number of full years it would take for the Participant to reach or pass his Normal Retirement Date. The denominator of this fraction shall be 25, except that the fraction shall never exceed 1. The additional reduction for pre-age 65 commencement of benefits shall be 1/150th for each month (up to 36 months) between ages 62 and 65 and 1/300th for each month (up to 84 months) between ages 55 and 62 by which the commencement date of the Supplemental Pension precedes age 65.

                 4.03 Involuntary Termination without Cause: The Supplemental Pension payable upon the Participant's involuntary termination without Cause shall, without requiring approval by the Committee, be as provided by Section 4.02.

                 4.04 Termination for Good Reason: The Supplemental Pension payable upon the Participant's termination for Good Reason after a change in control shall be as provided by Section 4.03.

                 4.05 Death while an Employee: The Supplemental Pension payable upon the death of the Participant while an Employee shall be as provided by Section 4.03.

                 4.06 Form of Supplemental Pension: The Supplemental Pension will be paid to the Participant or his Surviving Spouse at





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the same time and in the same form as benefits are paid under the Pension Plan, provided, however, that death or survivor benefits upon the death of the Participant are payable only to his Surviving Spouse, if any. Notwithstanding the foregoing, benefits payable pursuant to Section 4.03 ("involuntary termination without Cause"), Section 4.04 ("termination for Good Reason") or
Section 4.05 ("death while an Employee") shall not commence prior to the Participant's Normal Retirement Date except that, at his sole discretion, the Participant or his Surviving Spouse, as applicable, may elect, in the event of termination for Good Reason after a change in control or death while an Employee, to receive in a lump sum the actuarial present value of the Participant's Supplemental Pension under this Determination.


ARTICLE V.       PARTICIPANTS

The Committee shall from time to time designate the Employees who shall be Participants for purposes of this Determination by attaching hereto a Schedule A (as amended or supplemented).


ARTICLE VI.      VESTING

The Participant shall become vested in the Supplemental Pension payable pursuant to this Determination upon satisfaction of the vesting period provided in the SERP or, if applicable, as provided in Participant's Change in Control Agreement, whichever is earlier. Nothing in this Determination shall preclude the Board of Directors from making a Participant ineligible to participate in the SERP and this Determination any time before the Participant shall become vested hereunder.


ARTICLE VII.     ADOPTION

This Amended Determination was approved and adopted by the Committee on December 2, 1991, and the Committee's action was ratified by the Board of Directors of the Corporation on December 3, 1991.





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                SECOND SUPPLEMENTAL ANNUAL BENEFIT DETERMINATION

                               AMENDED SCHEDULE A


1.       G. G. Johnson

2.       H. E. Addis

3.       F. J. Rowan

4.       P. R. Charron

5.       H. L. Hazlett

6.       J. G. Johnson

7.       R. R. Lindley


Date:  October 15, 1991